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                                                                 EXHIBIT 99


                    [BW/IP International, Inc. Letterhead]


News Release


May 11, 1994


NEWS FROM:      BW/IP, Inc.

SUBJECT:        Stockholders Approve Name Change

FOR INFORMATION:      Dan Peoples (619) 552-1456

        LONG BEACH, CA -- The stockholders of BWIP Holding, Inc., (NASDAQ national market system) have approved a name change for the company to BW/IP, Inc. The company's stock symbol "BWIP" will remain unchanged.

        Peter C. Valli, chairman and chief executive officer, said, "The name change is intended to more accurately reflect our strategy of focusing on the pumping business. We plan to continue to be a growing worldwide supplier of equipment and services for pump, seal and nuclear valve markets. Because holding companies frequently pursue strategies of owning and controlling a variety of diversified businesses under a single corporate umbrella, we believe removing 'Holding' from our name will eliminate any confusion in this regard.

        "Further," said Valli, "we believe changing the company's name to include the 'BW/IP' designation will more closely identify the corporation with its subsidiaries, which generally operate under the 'BW/IP' name."

        At today's annual meeting, stockholders also re-elected the company's eight Directors, approved a recapitalization of the company to provide a single class of common stock, and ratified the appointment of Price Waterhouse as independent auditors for fiscal 1994.

        BW/IP, Inc. is the parent company of BW/IP International, Inc., a wholly owned subsidiary and worldwide supplier of advanced-technology fluid transfer and control equipment, systems and services. The company produces highly engineered pumps and pumping equipment, precision mechanical seals, seal systems and accessories, and nuclear valves.

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